Exhibit 99.1

Contacts:
Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Alan Hilowitz
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

Starbucks Announces New Leadership Structure to Accelerate Global Growth

New Company Alignment Optimizes Multi-Brand Strategy

SEATTLE; July 11, 2011 – Building on its global momentum, Starbucks Coffee Company (NASDAQ: SBUX) today announced a new corporate structure to accelerate its growth strategy, which will take effect by the end of September.

“Our company performance over the past two years has positioned Starbucks for the significant international opportunities ahead and the acceleration of our global growth strategy,” said Howard Schultz, chairman, president and chief executive officer, Starbucks Coffee Company. “Today we are successfully executing our multi-brand, multi-channel strategy and we believe the leadership and organizational moves announced today will optimize our speed and focus going forward.”

New Regional Structure

Starbucks retail business is currently structured as Starbucks U.S. and Starbucks Coffee International (SCI), which encompasses 54 markets outside the United States. Starbucks will move to a new three-region organizational structure:

•	China and Asia Pacific: All Asia Pacific markets and China

•	Americas: United States, Canada, Mexico and Latin America

•	EMEA: Europe, U.K., Middle East, Russia and Africa

A president for each region will oversee the company-operated retail business, working closely with both the licensed and joint-venture business partners in each market. They will also work closely with Starbucks Global Consumer Products and Foodservice team to continue building out Starbucks brands and channels in each region.

China and Asia Pacific Region: John Culver has been named president, Starbucks China and Asia Pacific. Culver’s focus and accountability will center on Starbucks retail business in Asia Pacific, including China, Japan and Starbucks newest market entry – India. China, Japan and India are important areas of growth for the company and Culver brings the extensive global experience navigating complex operating environments to drive even greater business results in this region. As president of SCI over the past two years, Culver and his team have delivered strong international growth and set the foundation for the company’s international business and growth opportunities ahead.

Americas Region: Cliff Burrows will expand his current role as president, Starbucks U.S. to president, Americas, with responsibility for the United States, Canada, Mexico and Latin America. Under Burrows’ leadership, the U.S. business continues to set records across almost every measure of sales and customer experience – achieving performance levels that are especially noteworthy for a business in its 40th year. The Americas Region, particularly the United States, Canada and Brazil, will continue to be a cornerstone of Starbucks growth.

EMEA Region: Michelle Gass has been named president, Starbucks EMEA. In this role, Gass will provide overall leadership to Starbucks company-operated markets in this region: the U.K., France, and Germany. She will also be responsible for growing and developing Starbucks joint venture and licensed operations in Europe, Russia and the Middle East. During her nearly 15 years with Starbucks, Gass has served in a variety of leadership roles, including global strategy, marketing and category management. Currently, she serves as president, Seattle’s Best Coffee, a Starbucks subsidiary, where she has led significant growth – from 3,000 to 50,000 points of distribution – through new and innovative business and brand strategies.

Accelerating the Multi-Brand Growth Opportunity

Starbucks is creating a multi-brand, multi-channel future by building a portfolio of branded business units beyond the Starbucks retail brand.

Seattle’s Best Coffee (SBC) will continue to be an important growth opportunity, with a goal of becoming a $1 billion business over time through expanded and innovative distribution channels, partnerships, licensing, franchising, and consumer packaged goods (CPG) initiatives. SBC will continue to operate as an independent business unit under the leadership of Jeff Hansberry, who will serve as SBC’s president in addition to his current role as president, Global Consumer Products and Foodservice. This structure will leverage the synergies between the CPG businesses within the Starbucks and SBC brands.

The tea category is another significant opportunity for Starbucks. In 1999, Starbucks acquired Tazo Tea and has built a profitable business generating approximately $1.3 billion in annual revenue. As the second most consumed beverage in the world after water, tea represents an $87 billion global market opportunity and the company intends to build Tazo into a globally-recognized multi-billion dollar brand. Annie Young-Scrivner has been appointed president, Tazo, in addition to her current responsibilities as Starbucks global chief marketing officer. Young-Scrivner’s experience includes extensive product management – with a track record of successfully bringing to market and building numerous brands – making her ideally suited to lead the efforts to grow the Tazo brand.

All three new regional presidents – Burrows, Culver and Gass - along with Hansberry and Young-Scrivner will report to Schultz.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest-quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

Forward-Looking Statements

This release contains forward-looking statements relating to certain changes to the leadership and organizational structure of Starbucks Corporation, as well as trends in or expectations regarding acceleration of the multi-brand, multi-channel and global growth strategies; positioning for international opportunities; the effect of leadership and organizational changes on the company’s strategies and opportunities, as well as on business results in the various regions; the size and growth of Seattle’s Best Coffee and initiatives to expand and grow the business; leveraging the CPG business with the Starbucks and Seattle’s Best Coffee brands; the global market opportunity of tea and the intention to grow Tazo into a globally-recognized brand; and the leadership and performance of the persons being appointed or tasked with leading the various regions or businesses. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties associated with its business. Actual results may differ materially depending on a variety of factors including, but not limited to: the successful implementation of the announced leadership and organization structural changes; the ability of the persons appointed to lead such regions and businesses to provide results; fluctuations in U.S. and international economies and currencies; the impact of competition; coffee, dairy and other raw material prices and availability; costs associated with, and the successful execution of, the company’s other initiatives; and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 3, 2010. The company assumes no obligation to update any of these forward-looking statements.

# # #